Exhibit 23.4

June 8, 2021

Missfresh Limited

3rd Floor, Block A, Vanke Times Center

No. 9 Wangjing Street

Chaoyang District, Beijing 100016

The People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Missfresh Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Hansong Zhu
Name: Hansong Zhu